Exhibit 99.2

For editorial information: The Dow Chemical Company Rebecca Bentley +1 989 638 8568 rmbentley@dow.com	For editorial information The Dow Chemical Company Louise Adhikari +1 989 638 9889 ladhikari@dow.com
FOR IMMEDIATE RELEASE

Dow Announces New Executive Leadership Appointments
MIDLAND, Mich. – September 8, 2014 – The Dow Chemical Company (NYSE: DOW) today announced new executive leadership appointments to maintain the Company’s aggressive focus on executing against its strategic priorities to deliver sustainable earnings growth and increasingly reward shareholders.
• James (Jim) R. Fitterling has been named vice chairman, Business Operations
• Joe E. Harlan has been named chief commercial officer and vice chairman, Market Businesses
• Howard I. Ungerleider has been named chief financial officer, as announced earlier today

“With seven consecutive quarters of earnings growth and margin expansion, Dow’s results reflect the unrelenting intensity with which we are executing against our strategic agenda – maximizing our Company’s earnings potential, generating cash and rewarding shareholders,” said Andrew N. Liveris, Dow’s chairman and chief executive officer. “These moves recognize the strong talent and proven track record of these executives, who will bring Dow to its next level of performance – driving further simplification, clarity and transparency regarding our business focus and operations as we continue to implement proactive portfolio management and prioritize our resources for targeted, high-margin growth opportunities.”

The Company also announced today that William H. (Bill) Weideman, executive vice president and chief financial officer; and David E. Kepler, executive vice president, chief sustainability officer and chief information officer, have decided to retire at the end of this year. Each has dedicated nearly 40 years of stewardship and provided expansive leadership contributions across the Company.

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Transitions will begin immediately and the effective date for the change in roles is October 1, 2014.

Dow’s Executive Leadership will be accountable for ensuring the Company delivers against its strategic priorities. This executive team will set the overall direction and strategy for Dow, monitor and deliver results, and optimize resource deployment across Dow businesses, and includes:

Andrew N. Liveris, chairman & chief executive officer

James (Jim) R. Fitterling, vice chairman, Business Operations, will have executive oversight of Dow’s businesses including, Dow Packaging and Specialty Plastics, Dow Elastomers, Dow Electrical & Telecommunications, Polyurethanes, Epoxy, Specialty Chemicals, Chemicals, Hydrocarbons, and Energy. Fitterling will also continue to oversee implementation of the Company’s previously announced Chlorine, Chlorinated Organics, and Epoxy carve-out and divestment efforts.

In addition, he will add to his responsibility for Supply Chain the following functions: Dow’s Business Services, which includes Information Systems and Workplace Services, Business Process Services, Purchasing, Customer Service, the Dow Services Business, and the Environmental Health & Safety and Sustainability organizations. Fitterling assumes this portion of his new responsibilities from David E. Kepler, who has decided to retire from Dow following a 38-year career with the Company. Kepler most recently served as executive vice president, chief sustainability officer and chief information officer.

Joe E. Harlan, chief commercial officer and vice chairman, Market Businesses, will have executive oversight for Dow’s market-driven businesses including, Agricultural Sciences, Dow Electronic Materials, Dow Pharma and Food Solutions, Home and Personal Care, Dow Automotive Systems, Dow Oil & Gas, Dow Microbial Control, Dow Water & Process Solutions, Dow Coating Materials, Performance Monomers, and Dow Building & Construction.

Additionally, in his role as chief commercial officer he will drive Dow’s global Marketing and Sales strategy and organization. He will also maintain executive oversight of the Company’s presence in Asia Pacific.

®Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

As announced earlier today, Howard I. Ungerleider has been named chief financial officer. In addition to overseeing the Company’s global financial operations, reporting requirements and strategic development efforts, Ungerleider will retain executive oversight of the Company’s Latin America presence.

Ungerleider succeeds William (Bill) H. Weideman, who most recently served as executive vice president and chief financial officer. Weideman assumed this role in November 2009, following a career with Dow that began in 1976 and spanned numerous controller and finance leadership responsibilities.

Liveris added, “On behalf of the Board of Directors and the Executive Operations Team, I would like to thank Bill and Dave for their many contributions to Dow, and congratulate them both for their outstanding careers and achievements. Each of these individuals has played key roles in partnering with stakeholders both inside and outside of our Company to drive Dow’s success, and has devoted their depth of experience to creating a stronger future for our Company. We have been fortunate to have such talented, committed individuals in our leadership team for many years, and wish them and their families all the best in the next phase of their lives.”

About Dow

Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from the intersection of chemical, physical and biological sciences to help address many of the world’s most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow’s integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high growth sectors such as packaging, electronics, water, coatings and agriculture. In 2013, Dow had annual sales of more than $57 billion and employed approximately 53,000 people worldwide. The Company’s more than 6,000 products are manufactured at 201 sites in 36 countries across the globe. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP financial measures: Dow’s management believes that measures of income adjusted to exclude certain items (“non-GAAP” financial measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such financial measures are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP financial measures of performance. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the Supplemental Information tables.

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

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